ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                            HEALTH EXPRESS USA, INC.

      Pursuant to the Florida Business Corporation Act, HEALTH EXPRESS, USA, INC. (the "Corporation") hereby adopts the following Amendments to its Articles of Incorporation, as amended (the "Amendments"):

      1) Article 1 is deleted in its entirety and substituted by the following:

                                ARTICLE 1 - NAME

            The name of the corporation is CSI Business Finance, Inc.

      2) Section 7.1 of Article 7 is deleted in its entirety and substituted by the following:

                            ARTICLE 7 - CAPITAL STOCK

      7.1 The maximum number of shares of stock which this Corporation shall be authorized to issue and have outstanding at any one time shall consist of Five Billion Ten Million (5,010,000,000) shares of Capital Stock as follows:

      (a) Five Billion (5,000,000,000) shares of common stock, having a par value of $0.001 per share; and

      (b) Ten Million (10,000,000) shares shall be designated "blank check" preferred stock, having a par value of $.01 per share, to be issued with such rights, designations, preferences and other terms and conditions as may be determined by the Corporation's Board of Directors, from time to tome and at any time, in their sole discretion, without any further action by the shareholders of the corporation.

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      The  foregoing was adopted by the  resolutions  of the Board of Directors, dated August 25, 2005 and by consent of the shareholders dated August 25, 2005 representing a majority of the Corporation's shares issued and outstanding.

Dates as of August 25, 2005


                                          /s/ Douglas Baker
                                          --------------------------------------
                                          Name:  Douglas Baker
                                          Title: Director


                                          /s/ Marco D'Alonzo
                                          --------------------------------------
                                          Name:  Marco D'Alonzo
                                          Title: Director


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